Exhibit 21.1

COMMUNITY FINANCIAL SHARES, INC. AND SUBSIDIARIES

SUBSIDIARIES

Name	State of Organization	Ownership
Community Bank – Wheaton/Glen Ellyn	Illinois	100% of stock owned by Community Financial Shares, Inc.

Community Financial Shares Statutory Trust II	Delaware	100% of stock owned by Community Financial Shares, Inc.